Exhibit 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 19, 2007

Sky Financial Group, Inc.

P.O. Box 428

211 South Church Street

Bowling Green, Ohio 43402

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), relating to the proposed merger of Sky Financial Group, Inc., an Ohio corporation (“Sky”), with and into Penguin Acquisition, LLC, a Maryland limited liability company and wholly owned subsidiary of Huntington that is disregarded as an entity separate from Huntington under Treasury Regulation Section 301.7701-3 (“Merger Sub”), with Merger Sub surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. Subject to the assumptions and qualifications set forth in such discussion, we hereby confirm our opinion set forth in such discussion.

In rendering this opinion, we have relied, with the consent of Sky and the consent of Huntington, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Sky and Huntington dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the effective time of the merger (as if made as of such time) and that all such statements and representations made to the knowledge or belief of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also assumed that the transactions contemplated by the Agreement and Plan of Merger, dated as of December 20, 2006, by and between Sky, Huntington, and Penguin Acquisition, LLC, will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz